EXHIBIT 99.1

Harbinger Group Inc. Announces Early Results of Exchange Offer

New York, NY – May 29, 2014 – Harbinger Group Inc. (“HGI”; NYSE: HRG) today announced the early tender results of its previously announced offer (the “Offer”) to exchange a portion of its outstanding 7.875% Senior Secured Notes due 2019 (the “Senior Secured Notes”) for up to $350,000,000 aggregate principal amount (the “Tender Cap”) of new 7.750% Senior Notes due 2022 (the “Additional Unsecured Notes”).

As of the early tender time of 5:00 pm, New York City time, on Wednesday, May 28, 2014 (the “Early Tender Time”), $407,299,000 in aggregate principal amount, or approximately 44 percent, of the outstanding Senior Secured Notes have been validly tendered and not withdrawn. As the Offer is oversubscribed, HGI has accepted for exchange tendered Senior Secured Notes on a prorated basis in the manner described in HGI’s offering memorandum, dated May 14, 2014, and the related letter of transmittal (together, the “Offer Documents”).  The approximate proration factor was approximately 78.73%.

Settlement for the Senior Secured Notes accepted for exchange is expected to be made on Friday, May 30, 2014.  On May 30, 2014, participating holders will receive $1,091.71 principal amount of Additional Unsecured Notes for each $1,000 principal amount of Senior Secured Notes accepted by HGI, subject to the Tender Cap, the required proration discussed above and rounding to accommodate minimum denominations as set forth in the Offer Documents.  Following settlement on May 30, 2014, HGI is expected to have approximately $604.4 million in aggregate principal amount of the Senior Secured Notes outstanding and approximately $550.0 million in aggregate principal amount of its 7.750% Senior Notes due 2022 outstanding.

“We are extremely pleased to report such a strong participation to this Offer, which, in conjunction with the consent solicitation, provides HGI with increased flexibility to execute the previously announced $100 million common stock repurchase program,” said Philip Falcone, Chairman and Chief Executive Officer of HGI. “These transactions, as well as the recently completed conversion of HGI preferred stock into common stock, materially strengthen HGI’s balance sheet, simplify our capital structure and extend our debt maturity profile.”

D.F. King & Co., Inc. is acting as the Information Agent and the Exchange Agent for the Offer. Questions regarding the Offer, including documentation, should be directed to D.F. King & Co., Inc. at (800) 431-9633 (toll-free). HGI has retained Credit Suisse Securities (USA) LLC as its exclusive financial advisor in connection with the Offer (the “Financial Advisor”).

While the Offer will expire at 11:59 pm, New York City time, on Wednesday, June 11, 2014, unless extended or earlier terminated by HGI, holders who tender Senior Secured Notes after the Early Tender Time will not have any of their Senior Secured Notes accepted for exchange. HGI reserves the right to terminate, withdraw, or amend the Offer at any time subject to applicable law.

None of the representatives, directors, officers or employees of HGI, any of its subsidiaries or affiliates, the Financial Advisor, the Information Agent and the Information Agent or Wells Fargo Bank, National Association, as trustee under the indenture governing the Senior Secured Notes or the indenture governing the Additional Unsecured Notes, make any recommendations as to whether or not holders of the Senior Secured Notes should tender their Senior Secured Notes in the Offer, and no one has been authorized by any of them to make such recommendations.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The Offer will be made solely by the Offer Documents. All statements herein regarding the terms of the Offer are qualified in their entirety by reference to the text of the Offer Documents. The completion of the Offer is subject to a number of conditions.

About Harbinger Group Inc.

Harbinger Group Inc. is a diversified holding company.  HGI’s principal operations are conducted through companies that: offer life insurance and annuity products; offer branded consumer products (such as consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents); provide asset-backed loans; and own energy assets.  HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses.  In addition to HGI’s intention to acquire controlling equity interests, HGI may also make investments in debt instruments and acquire minority equity interests in companies.  HGI is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

Forward Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the transactions described herein. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning the transactions described herein, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, the Offer not being consummated, a change in HGI’s current intention to repurchase its common stock, capital market conditions, the ability of HGI’s subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the risks that may affect the performance of the operating subsidiaries of HGI and those factors listed under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Source: Harbinger Group Inc.

Investors:
Harbinger Group Inc.
James Hart, 212-906-8560
Investor Relations
investorrelations@harbingergroupinc.com

or

Media:
Sard Verbinnen & Co
Jamie Tully / David Millar, 212-687-8080